August 2010

Dear Shareholder:

In August, we mailed you a proxy statement and proxy card(s) requesting your vote on a proposal that affects your investment in Putnam Vista Fund. Our records show that we have not yet received your vote.

Please take a moment to cast your vote if you have not yet done so.

For your convenience, we have included another copy of the proxy card and a postage-paid return envelope. You can vote by returning the card in the envelope provided, by calling the toll-free number on the card, or online.

You may vote to follow the recommendations of the fund’s Board of Trustees by making a single selection on your proxy card or online.

If you have any questions or need more information, please call our proxy information line at 1-866-905-2396 or contact your financial representative.

Thank you.

263337 8/10